Exhibit e(vi) under Form N-1A
                                             Exhibit (1) under Item 601/Reg. S-K


January 12, 2004

Federated Investors Tower
12th Floor
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222

Attention:  Mr. James F. Getz.

      Re: Distributor's Contract, dated as of April 2, 1993, by and SouthTrust Funds. (the "Funds") and Federated Securities Corp. ("FSC")

Dear Mr. Getz:

This letter agreement confirms our understanding and agreement regarding the Agreement and compliance with Rule 31a-3 of the Investment Company Act of 1940 (the "1940 Act"). We hereby agree that the records required to be maintained by the Funds pursuant to the provisions of Rule 31a-1 of the 1940 Act, which are maintained by FSC under the terms of the Agreement, shall (i) remain the property of the Funds; (ii) be preserved by FSC in accordance with Rule 31a-2 of the 1940 Act; and (iii) be surrendered by FSC promptly on request.

If this is an accurate statement of our agreement on this issue, please execute two copies of this letter agreement on the signature lines provided, maintain one executed copy of this letter agreement for FSC's files, and return one executed copy of this letter agreement to the Funds at the following address:
Federated Investors Tower, 12th Floor, Pittsburgh, Pennsylvania 15222-3779, Attention Nancy Conners.

If you have any questions, please do not hesitate to contact John D. Johnson at 412-288-6653.

Thank you.

Sincerely,

SOUTHTRUST FUNDS

By:  /s/ Beth S. Broderick
I.    Printed Name: Beth S. Broderick
Title: Vice President

Acknowledged, Accepted and Agreed:
FEDERATED SECURITIES CORP.

By:  /s/ James F. Getz
Printed Name: James F. Getz
Title:  President- Broker/Dealer